CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into on August 6, 2025 and is effective on August 7, 2025 (“Effective Date”) and is between CareDx, Inc., with a business address at 8000 Marina Blvd, Brisbane, CA 94005 (“CareDx” or the “Company”) and Abhishek Jain (“Consultant”). CareDx and Consultant may be referred to individually as a (“Party”) and collectively as the (“Parties”).
1.Services
a.Consultant will perform the consulting services described in Exhibit A (“Services”). CareDx will compensate Consultant as set forth in Exhibit A. Both Parties acknowledge that this compensation represents the fair market value of Consultant’s Services.
b.Upon written backup provided to CareDx, CareDx will reimburse Consultant for all reasonable travel, lodging and incidental expenses incurred in the performance of the Services (“Reimbursable Expenses”).
c.CareDx must comply with legal requirements to provide compliance and regulatory training to certain of its consultants. Consultant agrees to complete any appropriate mandated training as may be assigned by CareDx.
2.Confidentiality
a.Consultant understands that his consulting work for CareDx creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that (i) relates to the business of CareDx or to the business of any parent, subsidiary, affiliate, customer or vendor of CareDx or any other party with whom CareDx agrees to hold information of such party in confidence; (ii) is not generally known to the public or to other persons in the industry; and (iii) CareDx has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (“Confidential Information”). Confidential Information means (a) trade secrets; (b) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of CareDx through positive operation of law in the form of this mutual agreement of the parties; or (c) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, Work Product (as defined below), information protected by the attorney/client privilege and attorney work product doctrine, and non-public knowledge, data, information and know-how, such as information relating to CareDx’s products, services, and methods of operation, the identities and competencies of CareDx’s employees, customers and suppliers, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions or joint ventures, as well as all non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data and developments, whether or not patentable and whether or not copyrightable. The foregoing are only examples of Confidential Information.

b.Consultant will, at all times, both during the term of this Agreement and for seven (7) years thereafter, hold all Confidential Information in the strictest confidence. Consultant will not attempt unauthorized access to Confidential Information, or use, disclose, copy, reverse-engineer or distribute any Confidential Information without the prior written consent of CareDx, except as may be necessary to perform Services. Despite Consultant’s confidentiality obligations, Consultant understands that he is permitted to disclose Confidential Information that is required to be disclosed pursuant to regulatory, administrative, judicial order or other legal mandate, provided that, to the extent legally permitted, Consultant has given CareDx prompt notice of the disclosure requirement, and that Consultant reasonably cooperates with any efforts by CareDx to obtain and comply with any protective order imposed on such disclosure.
c.Confidential Information does not include information that Consultant can show: (i) was generally available to, or known by, the relevant public at the time of disclosure, or became generally available to, or known by the relevant public, after disclosure to Consultant; (ii) was lawfully received by Consultant from a third party without breach of any confidentiality obligation; (iii) was known to Consultant prior to receipt from CareDx; or (iv) was independently developed by Consultant or independent third parties without breach by Consultant or any third party of any obligation of confidentiality or non-use.
d.During the term of this Agreement, Consultant will not improperly use, disclose or induce CareDx to use any confidential information of any former or current employer (other than CareDx) or other person or entity with which Consultant has an agreement or duty to keep information in confidence.
e.Upon termination or expiration of this Agreement, or upon CareDx’s earlier written request, Consultant will deliver to CareDx, and will not keep in his possession, recreate or deliver to anyone else, any and all CareDx property, including, but not limited to, Confidential Information, as well as all devices and equipment belonging to CareDx (including computers, handheld electronic devices, telephone equipment and other electronic devices), CareDx credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Consultant as part of Consultant’s Services for CareDx, obtained by Consultant in connection with Consultant’s Services for CareDx, or otherwise belonging to CareDx. If, at the time of termination, Consultant has Confidential Information stored in Consultant’s personal computer or any mobile, cloud or other storage medium, Consultant will so advise CareDx and not delete, cache or transfer it. Consultant will then work with CareDx to ensure that the location of all such information is fully disclosed to CareDx, retrieved and returned to CareDx in a forensically sound manner, and is permanently deleted.
3.Intellectual Property
a.Consultant hereby assigns and will assign all inventions, improvements, ideas, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs and databases, that Consultant makes, creates, conceives, or first reduces to practice during the term of this Agreement that (i) are developed using equipment, supplies, facilities or trade secrets of CareDx, or (ii) are developed within the course and scope of Consultant’s performance of Services hereunder (“Work Product”).
b.Consultant recognizes and understands that this Agreement does not require assignment of any inventions that are developed either (i) during the course of and within the scope of Consultant’s non-CareDx consulting work or employment with a subsequent employer, or (ii) entirely on Consultant’s own time, and with respect to both the foregoing clauses (i) and (ii), without using any of CareDx’s equipment, supplies, facilities, trade secrets or Confidential Information. Consultant hereby represents to CareDx that he does not own, individually or jointly with any other person or persons, any original works of authorship, inventions, developments or trade secrets that belong to Consultant that are not assigned to CareDx (“Prior Inventions”).
c.To the extent any future act is required, Consultant will reasonably assist CareDx, or its designee, at CareDx’s expense, to secure CareDx’s rights in the Work Product including copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. Consultant will execute or cause to be executed any such instrument or papers during the term of this Agreement and after the term of this Agreement. If, at any time, a court or other tribunal rules that the assignment under this section is ineffective or unenforceable for any reason, Consultant agrees to perform all actions reasonably necessary to assign the Work Product to CareDx.
d.If Consultant incorporates any invention, improvement, development, concept, discovery, Prior Invention or other confidential information owned by Consultant or in which Consultant has an interest, into any Work Product, Consultant hereby grants and will grant, without any further action required by either Party, a nonexclusive, royalty-free, perpetual, irrevocable, with the right to grant and authorize sublicenses, worldwide license to use, make, have made, modify, use and sell such item as part of or in connection with such Work Product.
e.If CareDx is unable because of Consultant’s unavailability, mental or physical incapacity, or any other reason, to secure Consultant’s signature to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product, then Consultant hereby irrevocably designates and appoints CareDx and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.
4.No Conflicting Obligations
Consultant warrants that entering into this Agreement does not violate any outstanding agreement, obligation or employment arrangement of Consultant. Consultant further warrants that during the term of this Agreement, he will not enter into any such conflicting agreement, without the written agreement of CareDx. Further, Consultant will not perform any services for CareDx that would conflict with any agreement or obligation of Consultant, or which would cause or result in any other person or entity having any ownership interest in any CareDx intellectual property, including Work Product (as defined below).

5.Term and Termination
The term of this Agreement will begin on the Effective Date and will continue in full force and effect until March 31, 2026 (the “Term”). This Agreement may be extended or renewed for additional agreed upon periods upon the written agreement of the Parties.
This Agreement will terminate automatically exclusively (i) upon Consultant’s death or disability (if such disability substantially impairs his ability to provide consulting to the Company), (ii) upon Consultant’s valid revocation of that certain Release of Claims Agreement by and between CareDx and Consultant, dated as of August 6, 2025 (the “Release Agreement”), or (iii) Consultant’s written request to terminate this Agreement (in each case, such a termination, an “Automatic Termination”).
Further, CareDx may terminate this Agreement for Good Cause (as hereinafter defined). For the purposes of this Agreement, “Good Cause” shall be defined as any act or omission by Consultant that, in CareDx’s sole and reasonable discretion, is materially detrimental to the Company’s business interests, reputation, or financial well-being, including but not limited to, acts of misconduct, material violation of CareDx policies, willful failure to fulfill the material terms of this Agreement, material breach of confidentiality, Consultant’s material breach of his Release Agreement, any criminal or fraudulent activities. CareDx’s determination of Good Cause must be reasonable and in good faith and shall be final and binding, and Consultant shall have no right to contest or dispute such determination.
In the event of an Automatic Termination or upon a termination for Good Cause, (i) Consultant will retain all stock options and stock units that have vested prior to the date of such Automatic Termination or termination for Good Cause, and (ii) Consultant’s unvested stock options and stock units will automatically expire. For the avoidance of doubt, Consultant shall not otherwise be entitled to any further compensation or benefits under this Agreement upon an Automatic Termination or a termination for Good Cause.
6.Independent Contractor
Consultant is an independent contractor and nothing in this Agreement or the performance of the Parties under this Agreement will constitute (or be deemed to constitute in law or in equity) a partnership, agency, distributorship, fiduciary, employment, principal/agent relationship or joint venture relationship between the Parties. The Parties are not affiliated and neither has any right or authority to bind the other in any way. As such, except for the continued vesting of Company equity specified herein, Consultant will not be entitled to any benefits accorded to CareDx’s employees, including workers’ compensation, disability insurance, vacation or sick pay. Consultant will have sole control of and will determine the manner, method, details and means of performing the obligations under this Agreement, provided, however, that CareDx retains the right to control the overall objectives regarding the Services.
7.DTSA Notification
a.Despite Consultant’s confidentiality obligations set forth in this Agreement, Consultant understands that, pursuant to the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), nothing in this Agreement shall be construed to prohibit Consultant, without notifying the Company or receiving prior authorization from the Company, from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, (D) speaking with law enforcement, Consultant’s attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency or (E) exercising any rights Consultant may have under applicable labor laws to engage in concerted activity with other employees.
b.Under the Act, persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure.  Consultant acknowledges that Consultant has hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees.  Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.
c.Notice.  “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”
8.Restrictive Covenants
During the Term, Consultant will not directly or indirectly solicit employees or consultants of CareDx to terminate their relationship with CareDx, except within the scope of Consultant’s work for the Company as directed by CareDx. Despite the previous sentence, Consultant may hire CareDx employees or consultants that respond to a general solicitation for employment or other engagement. Consultant will not during the Term directly or indirectly solicit or induce vendors or customers of CareDx to terminate their relationship with CareDx, except within the scope of Consultant’s work for the Company as directed by CareDx.
Consultant acknowledges that he is in possession of and will have continuing access to the Company’s Confidential Information (as defined in Section 2 above) while Consultant provides services under this

Agreement, and accordingly Consultant shall have a fiduciary duty and an undivided duty of loyalty to the Company such that Consultant shall not, absent permission in writing from Company’s Chief Executive Officer, while providing services to the Company, (i) invest in, accept employment with, or render managerial, advisory or consulting services to any third party directly or indirectly competitive with the Company’s current business or currently contemplated potential future businesses known to Consultant; or (ii) perform services for himself or any third party, if doing so threatens to or actually requires him to reveal or utilize the Company’s Confidential Information.
9.Indemnification
Consultant will indemnify, defend (with counsel reasonably acceptable to CareDx) and hold harmless CareDx and its directors, officers, employees, affiliates, shareholders, agents, representatives and successors in interest from and against any and all third party claims, demands, suits, actions, causes of actions, legal or administrative proceedings, losses, damages, liabilities, costs and expenses, including but not limited to, reasonable attorneys’ fees, arising directly from: (a) Consultant’s willful failure to comply with material applicable laws, or regulations concerning the performance of Services hereunder, including without limitation any actual violation of any third party’s confidential information or other intellectual property rights in connection with the performance of the Services; (b) any intentional misconduct of Consultant concerning the performance of Services hereunder; or (c) the breach of any representation, warranty or covenant made by Consultant herein.
10.Limitation of Liability
Except for a willful breach of this Agreement by either Party or a breach by Consultant of Sections 2, 3, or 8, in no event will either Party be liable to the other for any special, incidental, punitive or consequential damages of any kind in connection with this Agreement, even if such party has been informed in advance of the possibility of such damages.
11.Compliance with Laws
Consultant warrants to CareDx that during the term of this Agreement, Consultant: (a) is not currently excluded, debarred, or otherwise ineligible to participate in any federal health care program as defined in 42 U.S.C. Section 1320a-7b(f) or any state healthcare program (collective, the “Healthcare Programs”); (b) has not been convicted of a criminal offense related to the provision of health care items or services and not yet been excluded, debarred or otherwise declared ineligible to participate in the Healthcare Programs; and (c) is not under investigation or otherwise aware of any circumstances which may result in Consultant being excluded from participation in Healthcare Programs. Consultant will immediately notify CareDx of any change in the status of the representations and warranties set forth in this section.
12.Miscellaneous
a.Severability. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain enforceable and in full force and effect.

b.Survival. Sections 2 (Confidentiality), 3 (Intellectual Property), 8 (Restrictive Covenants), 9 (Indemnification), 10 (Limitation of Liability), and 12 (Miscellaneous) will survive such termination or expiration of this Agreement.
c.Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to the conflict of law provisions thereof. Each Party consents to venue exclusively in San Mateo County, California, for any dispute or controversy arising out of or relating to any interpretation, construction, performance, or breach of this Agreement.
d.Equitable Remedies. In the event of a breach or a threatened breach of this Agreement by a Party, the other Party may seek judicial relief in any forum with jurisdiction over the Parties. In such case, each Party agrees that the other Party may suffer irreparable harm and will therefore be entitled to request injunctive relief to enforce this Agreement, without any requirement to obtain bonds or other security. Each Party also acknowledges that, in the event of breach of this Agreement by such Party, the other Party may pursue any and all available legal remedies, including monetary damages.
e.No Assignment. Consultant may not assign this Agreement to any third party.
f.Waiver. Waiver by either Party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
g.Entire Agreement. This Agreement is the entire agreement of the Parties and supersedes any prior agreements, understandings, or arrangement between them with respect to the subject matter hereof, except to the extent such prior agreements are referenced herein.
h.Modifications. This Agreement may be modified only by a subsequent written agreement signed by both Parties.
i.Execution. This Agreement may be executed via facsimile, electronic signature via recognized provider (e.g., DocuSign or Adobe), or “.pdf” file, and in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument and will have the same legal force and effect as the exchange of original signatures.
CareDx, Inc.     Abhishek Jain

By:    /s/ John W. Hanna        By:     /s/ Abhishek Jain

Name:    John W. Hanna        Date: August 6, 2025
Title:    Chief Executive Officer

Date: August 6, 2025

EXHIBIT A
1.    Contact
Consultant’s contact information is as follows:
Name: Abhishek Jain
Address:
Phone:
Email:
2.    Services
During the Term, Consultant will act as a non-employee consultant and agrees to (i) render Consultant’s assistance and participation, giving at all times the full benefit of his knowledge, expertise, technical skill, and ingenuity, in all matters involved in or relating to any matter in which Consultant was involved during his employment with the Company and its affiliates or of which he has knowledge and (ii) assist to transition the duties and responsibilities of his role during his employment with the Company, and to answer questions and provide guidance as requested by the Company in connection with such transition. During the Term, Consultant will report to the Company’s Chief Executive Officer, but shall also be available to consult with other members of the Company’s leadership team as reasonably requested from time to time. This Agreement is governed by the laws of the state of California. The Services may be performed, at Consultant’s discretion, remotely via Zoom or similar teleconferencing technology.
3.    Time Commitment
Consultant shall be available to provide services for a maximum of forty (40) hours in any given calendar month, and for an anticipated average of no more than twenty (20) hours per month beginning on the Effective Date.
4.    Compensation and Expense Reimbursement
In consideration of Consultant’s Services, during the Term, the outstanding equity awards held by Consultant set forth in Schedule A below will continue to vest pursuant to the terms of the applicable award agreements, which Consultant would have otherwise received had he remained employed during the Term. The vesting rate shall remain unaffected and shall not be reduced, deferred, or canceled, regardless of the number of hours required to work during the term of this Agreement. For the avoidance of doubt, Consultant understands and agrees that the continued vesting of any stock options that previously qualified as “incentive stock options” (ISOs) will no longer qualify as ISOs as a result of the continued vesting provided for above and, as a result, such stock options will hereinafter be treated as nonqualified stock options.
In the event of an Automatic Termination or a termination for Good Cause, Consultant will retain all stock options and stock units that have vested prior to the date of such termination and Consultant’s unvested stock options and stock units will automatically expire.
A-1

The Company will reimburse Consultant for all pre-authorized Reimbursable Expenses upon presentation of an invoice, including original receipts.
A-2

SCHEDULE A
A. Jain Equity Awards
As of August 6, 2025
1